Exhibit 5.1

February 25, 2005

National Interstate Corporation
3250 Interstate Drive
Richfield, Ohio 44286-9000

     Re: National Interstate Corporation Registration Statement on Form S-8 – Long Term Incentive Plan

Ladies and Gentlemen:

     National Interstate Corporation (“National Interstate”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended, of 1,338,800 common shares , par value $.01, of National Interstate (“Common Shares”) to be issued from time to time pursuant to the terms of the National Interstate Corporation Long Term Incentive Plan, as amended, effective as of October 18, 2004 (the “LTIP”).

     Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

     In rendering this opinion, we have examined (a) the Amended and Restated Articles of Incorporation and the Amended and Restated Code of Regulations of National Interstate, (b) the LTIP, and (c) such records and documents as we have deemed advisable in order to render this opinion. As a result of the foregoing, we are of the opinion that:

     (1) National Interstate is a corporation validly organized and existing and in good standing under the laws of the State of Ohio.

     (2) When issued, as contemplated by the LTIP, the Common Shares which are the subject of the Registration Statement will be legally issued, fully paid and non-assessable.

     We hereby consent to the use and filing of this opinion in connection with the Registration Statement.

Very truly yours,

/s/ Thompson Hine LLP